Exhibit 99.1

Overseas Shipholding Group Appoints Capt. Ian T. Blackley as President and Chief Executive Officer

NEW YORK (January 20, 2015) Overseas Shipholding Group, Inc. (NYSE MKT: OSGB) (the “Company” or “OSG”) today announced the appointment of Captain Ian T. Blackley as President and Chief Executive Officer, effective immediately. Most recently, Captain Blackley served as Executive Vice President and Chief Operating Officer of the Company, and he previously served as its Chief Financial Officer.

“Captain Blackley is a veteran of the shipping industry and has been instrumental in the success of OSG during his 24-year tenure at the Company,” said Doug Wheat, Chairman of the Board of OSG. “He is a skilled operational, technical and financial manager, and the Board is confident that Captain Blackley will continue to execute on the Company’s strategic vision, provide the highest quality service to our customers and deliver value for our shareholders.” Doug Wheat further commented that the Board searched and interviewed extensively for the CEO position and after consideration of the attributes necessary to lead the Company, determined that Captain Blackley had the best overall experience and knowledge of the shipping business and OSG to lead the Company.

“I am honored and privileged to serve as President and CEO of OSG at this time in our history, and I am excited to build upon the Company’s new momentum and success,” Captain Blackley said. “I look forward to our next phase of growth, as a leading Company in the maritime industry, and to our full return to the capital markets as a publicly traded company.”

In August 2014, OSG announced its search for a new chief executive officer to lead the Company’s growth efforts after emergence from its Chapter 11 reorganization. Henry Flinter, Head of the U.S. Flag business, and Lois Zabrocky, Head of the International Flag business, will continue as heads of their respective business units and will report directly to Captain Blackley.

Prior to his roles of Chief Operating Officer and Chief Financial Officer, Captain Blackley was Senior Vice President and Head of International Shipping Operations, responsible for the operational management of OSG's International Flag fleet as well as oversight of technical management and training operations.  Captain Blackley was also Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd.

Since joining the Company in 1991, Captain Blackley has held numerous operational and financial positions including Assistant Treasurer and Vice President, Treasury.  His treasury responsibilities included managing OSG's global banking relationships, the negotiation and management of debt facilities and other investment projects.  He is a board member of both OSG's Liquefied Natural Gas (LNG) and FSO joint ventures. In 2014, Captain Blackley led the Company’s outsourcing of technical management of the entire International Fleet.

Before joining OSG, Captain Blackley was with Peninsular and Oriental Steam Navigation Company, serving as Captain from 1987 to 1991. He holds a diploma in Nautical Science from Glasgow College of Nautical Studies and holds a Master Mariner Class 1 license.

ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

CONTACT

The Abernathy MacGregor Group, Chuck Burgess, (212) 371-5999, CLB@abmac.com

or

OSG Corporate Communications, (212) 578-1612